Arkanova Energy Corporation Announces the Successful Six Stage Completion of the Tribal-Max 1-2817

Arkanova Energy Corporation, through its wholly owned subsidiary Provident Energy of Montana, LLC, successfully finished a six stage completion of the horizontal Tribal-Max 1-2817 and the recompletion of three existing vertical wells on the Two Medicine Cut Bank Sand Unit in Pondera and Glacier Counties, Montana.

Austin, TX—August 12, 2011—Arkanova Energy Corporation (OTCBB: AKVA) (“Arkanova Energy”), today announces that Provident Energy of Montana, LLC (“Provident Energy”), a subsidiary of Arkanova Energy, successfully finished the completion of the six stage perf and frac of the Tribal-Max 1-2817; the first successful horizontal well drilled in the Cut Bank Sand formation.  In addition the company also recompleted three existing vertical wells within the Two Medicine Cut Bank Sand Unit (TMCBSU).

The Tribal-Max 1-2817 as of August 8, 2011 was still flowing back at a high rate and pressure. Completion of the Tribal-Max 1-2817 included a six stage frac consisting of approximately 12,410 barrels of stimulation fluid and 474,981 pounds of sand. Three other wells within the field were also stimulated, achieving near to or exceeded design parameters. The company will update shareholders of the field production improvements as stimulation water is pumped back and oil volumes are steady.

Arkanova Energy’s President and CEO, Pierre Mulacek stated, “We are hopeful the results will be successful and that the success will help facilitate further development within the TMCBSU.”

The completion and volume results for the vertical wells and the Tribal-Max 1-2817 cannot be estimated nor confirmed at this time.

About Arkanova Energy Corporation

Arkanova Energy is an exploration and junior production company engaged in the acquisition, exploration, and development of oil and gas properties. The company has secured working interest in three key North American areas in Montana, Arkansas and Colorado. The company relies on experience, science and proven growth strategies in order to continuously balance a risk/reward portfolio.
For more information, please visit www.arkanovaenergy.com.

Investor Contact:
Burt Taylor
Tel:           (281) 298-9555
email:           info@arkanovaenergy.com